Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
Pre-Tax Income	169.7	298.7	263.9	238.4	177.1	100.3
Less: Minority Interests	(0.9)	(1.4)	(1.3)	(0.7)	(1.6)	(0.5)
Add: Fixed Charges	7.1	14.8	14.4	17.5	18.6	30.1
Less: Capitalized Interest	(1.3)	(2.6)	(2.9)	(3.1)	(2.0)	(2.5)

“Earnings”	174.6	309.5	274.1	252.0	192.1	127.4

Interest expense	4.4	8.0	7.3	9.9	11.6	22.6
Capitalized Interest	1.3	2.6	2.9	3.1	2.0	2.5
Rentals (interest component one-third)	1.4	4.2	4.2	4.4	5.1	5.0

“Fixed Charges”	7.1	14.8	14.4	17.5	18.6	30.1

Ratio of earnings to fixed charges(1)	24.6	20.9	19.0	14.4	10.3	4.2

(1)	The table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges was calculated by dividing earnings by fixed charges. Earnings were calculated by adding pre-tax income from continuing operations before adjustment for income from equity investees and fixed charges, excluding capitalized interest. Fixed charges were calculated by adding interest on all indebtedness, including amortization of debt issuance costs and an interest component representing the estimated portion of rental expense that management believes is attributable to interest.

PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30,	Year Ended December 31,
	2015	2014
Pre-Tax Income	169.7	298.7
Less: Minority Interests	(0.9)	(1.4)
Add: Fixed Charges	12.0	24.6
Less: Capitalized Interest	(1.3)	(2.6)

“Earnings”	179.5	319.4

Interest expense	9.3	17.8
Capitalized Interest	1.3	2.6
Rentals (interest component one-third)	1.4	4.2

“Fixed Charges”	12.0	24.6

Ratio of Earnings to Fixed Charges	14.9	13.0

(1)	The table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges was calculated by dividing earnings by fixed charges. Earnings were calculated by adding pre-tax income from continuing operations before adjustment for income from equity investees and fixed charges, excluding capitalized interest. Fixed charges were calculated by adding interest on all indebtedness, including amortization of debt issuance costs and an interest component representing the estimated portion of rental expense that management believes is attributable to interest.